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                                                                    Exhibit 16.1

Securities and Exchange Commission
Washington, D.C.  20549

September 10, 1998

Ladies and Gentlemen:

We were previously principal accountants for Central Reserve Life Corporation and, under the date of February 20, 1998, except for Notes 1(b) and 7, as to which the date was March 30, 1998, we reported on the consolidated financial statements of Central Reserve Life Corporation and subsidiaries as of and for the years ended December 31, 1997 and 1996. Our report dated February 20, 1998, except for notes 1(b) and 7, as to which the date is March 30, 1998, contains an explanatory paragraph that states that the Company has suffered substantial losses from operations in 1997 and 1996 that resulted in a significantly reduced net capital position and that in December 1997, the Company obtained an interim loan of $20 million that absent some future event the Company would not have the ability to repay, which matters raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of that uncertainty.

We have read Central Reserve Life Corporation's statements under Item 4 of its Form 8-K/A dated August 27, 1998, and we agree with such statements, except that we are not in a position to agree or disagree with Central Reserve Life Corporation's statements that (1) the change was approved by the audit committee of the board of directors and (2) Ernst & Young LLP was not engaged regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on Central Reserve Life Corporation's consolidated financial statements, any disagreement or reportable event as those terms are described or defined in Items 304(a)(1)(iv) and 304(a)(1)(v) of Regulation S-K, or any other matters or events set forth in Item 304(a)(2) of Regulation S-K.

Very truly yours,

/s/ KPMG Peat Marwick LLP